Exhibit 10.34

                          REGENT ASSISTED LIVING, INC.

                              EMPLOYMENT AGREEMENT


              THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective the 1st day of November, 1999, by and between REGENT ASSISTED LIVING, INC., an Oregon corporation (the "Company"), and DALE J. ZULAUF ("Executive").

                                    RECITALS:

A. The Company is engaged in the business of developing and operating assisted living residences for senior citizens (the "Business").

B. Executive possesses certain skills, expertise and contacts related to the Business.

C. Because of those skills, expertise and contacts, the Company desires to employ Executive, and Executive desires to accept employment with the Company, on the terms and conditions set forth herein.

                                   AGREEMENT:

              NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Employment; Term. The Company hereby employs Executive to perform the duties described herein, and Executive hereby accepts employment with the Company, for a term commencing on the date hereof and expiring at the close of business on October 31, 2004, unless earlier terminated in accordance with
Section 6 below.

      2. Position and Duties.

              2.1 Position. During the term of his employment Executive shall serve as Chief Operating Officer of the Company. Executive shall make available all of his business time, attention, skill, and efforts for performing services for the Company, and shall devote as much of his business time, attention, skill and efforts to the performance of such services as is required by the Company's Board of Directors (the "Board of Directors"). Executive shall, at all times, be subject to the authority of the Board of Directors.

              2.2 General Terms of Employment. Executive shall be subject to the general terms and conditions of employment applicable to employees of the Company, as established by the Board of Directors from time to time, including, without limitation, all conditions relating to compliance with federal and/or state laws and other governmental rules and regulations issued thereunder as the same may be in effect from time to time.

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3.         Compensation.

              3.1 Base Salary. As compensation for Executive's services under this Agreement, the Company shall pay to Executive during the term of employment an annual salary (the "Base Salary") of Two Hundred Thousand Dollars ($200,000), subject to all applicable income tax withholding and other payroll taxes. The Base Salary shall be payable in accordance with the Company's normal payroll practices or on such other basis mutually agreed upon by the parties. The Board of Directors (or the Compensation Committee of the board of Directors) may adjust the Base Salary upwards, but not downwards, on an annual basis.

              3.2 Annual Bonus. Executive shall be eligible to receive an annual bonus to be determined and paid at the time and in the manner established annually by the Board of Directors. Company will work in good faith with Executive to determine a quantitative model for determining the amount of such bonus to which Executive will be entitled.

              3.3 Stock Options. Company shall grant Executive options to purchase up to 78,000 shares of the Company's common stock. The options shall be in accordance with the Company's standard plan in effect for other executive officers of the Company. Walter C. Bowen, in his individual capacity, agrees to recommend to the Board of Directors, and to vote in favor of, a resolution to increase the number of shares subject to the Company's stock option plan. Executive understands that the ability of the Company to increase the number of shares subject to the plan is dependent upon the approval of Prudential Private Equity Investors III, L.P. and a vote of the Company's shareholders. If the size of the Company's Stock Option Plan is increased in this manner, the Company will issue an additional option to purchase 22,000 more shares of the Company's common stock and for purposes of vesting, the Company will give the options a grant date of November 1, 1999.

              3.4 Relocation Expenses. Company will reimburse Executive for all reasonable costs associated with moving Executive, his family, and their personal property to Portland, Oregon.

              3.5 Housing Allowance. Company will reimburse Executive for his housing expenses incurred to live in Portland for up to six months, at a monthly rate not to exceed $1,500.

              3.6 Agreement to Relocate. As a material inducement to Company, Executive agrees to utilize his best efforts to relocate his primary residence to Portland, Oregon by September 30, 2000. Company agrees that Executive may use his current home in Franktown, Colorado as a base of operations for the interim period to that date, provided that Executive will travel to Portland as directed by the President or Chairman to attend to Company matters. Company will pay Executive's long distance charges and reasonable incidental office supply charges incurred to perform his duties from his home office in Franktown.

      4. Benefits. During the term of his employment, Executive shall be entitled to and shall receive three weeks paid vacation in addition to all other benefits that are customarily provided by the Company to it employees generally, subject to any eligibility requirements.

      5. Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement, provided that:

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              5.1 Each such expenditure is incurred by Executive in accordance with such policy guidelines as may be established by the Board of Directors from time to time; and

              5.2 Executive furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure.

6.         Termination of Employment.

              6.1 Termination of the Company for Cause. The Company may terminate this Agreement and Executive's employment with the Company hereunder, effective upon delivery of written notice of termination to Executive setting forth the basis of such termination, for Cause, which shall be defined as any of the following:

                  (a) Any misappropriation of funds or property of the Company by Executive;

                  (b) The conviction of or plea of guilty or nolo contendere by
              Executive of a felony or of any crime involving moral turpitude;

                  (c) Executive's engagement in illegal or immoral conduct
              tending to place Executive or the Company, by association with Executive, in disrepute;

                  (d) Indulgence in alcohol or drugs to an extent that renders
              Executive generally unable or unfit to perform his duties hereunder;

                  (e) Executive's gross dereliction of duty; or

                  (f) Any act or omission that constitutes a material breach by
              Executive of his obligations under this Agreement.

              On the effective date of termination, the Company shall pay to Executive his Base Salary accrued through the date of termination. No annual bonus for the fiscal year in which termination is effective or for any subsequent year will be paid.

              6.2 Termination by the Company without Cause. The Company may terminate this Agreement and Executive's employment with the Company hereunder, effective upon delivery of written notice of termination to Executive, at any time without Cause, as defined above. Upon any such termination without Cause, Executive shall be entitled to a cash payment from the Company equal to the Executive's one year's Base Salary at the rate in effect on the date of termination. The Company and Executive agree that Executive shall have the responsibilities, duties and authority as are reasonably consistent with Executive's position as the Chief Operating Officer of the Company, and that the reduction of Executive's responsibilities, duties and authority materially below such level, a transfer of Executive from the Company's principal executive office, the physical move of the principal executive office to a location more than 45 miles from its current location, or a material breach by the Company of this Agreement or any stock option agreement with Executive, shall be deemed a termination of Executive without Cause.

              6.3 Termination for Death or Disability. Executive's obligations and employment hereunder shall terminate immediately, without further notice or action, upon either of the following events:

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                  (a) The death of Executive. In such event, the Company shall pay to Executive's estate his Base Salary and any other rights (including the annual bonus, if any) accrued to the date of death.

                  (b) Executive shall be unable to perform the normal duties of his employment for a period of 90 days as a result of illness or injury. In such event, the Company shall pay to Executive has Base Salary for the 90-day period following the date active services cease and any other rights (including the annual bonus, if any) accrued to that date. Thereafter, Executive shall receive from the Company only such disability income as may be received by the Company from policies covering Executive, if any, and vested benefits under any employee benefit plan in accordance with the terms of that plan.

              6.4 Termination by Executive. Executive may terminate his employment with the Company hereunder at any time by providing 60 days' prior written notice to the Company. On the effective date of termination, the Company shall pay to Executive his Base Salary and any rights accrued through the date of termination.

7.         Restrictive Covenants.

              Executive shall not, except on behalf of the Company, either directly or indirectly, on his own account, or as an employee, consultant, agent, partner, joint venturer, owner, officer, director or stockholder of any other person, firm, partnership, corporation or other entity, or in any other capacity, in any way:

              7.1 During the term of his employment, within the United States of America, including its possessions and territories, conduct, engage in or aid or assist anyone in the conduct of a business which is substantially similar to or directly competitive the Business, provided Executive may own an interest in any congregate care or assisted living property approved by the Company's Board of Directors (which approval shall not be unreasonably withheld), provided that Executive shall hold any such interest for investment purposes only and shall not take an active role in the management of any such properties and, further, that such properties do not directly compete with the business of the Company;

              7.2 During the term of his employment, solicit, divert, take away or accept orders from, or attempt to solicit, divert, take away or accept orders from, any person, firm, partnership, corporation or other entity, wherever located, for whom the Company performed any services or to whom the Company sold any product within the immediately preceding 12-month period.

              7.3 During the term of his employment, solicit, attempt to solicit, hire for employment or engage any person who was an employee, independent contractor or agent employed by or engaged by the Company within the immediately preceding 12-month period.

              7.4 Use for himself or for any other person, firm, corporation, partnership, association or other entity, or divulge or disclose in any manner to any person, firm, corporation, partnership, association or other entity, the identity of the Company's residents or other customers, methods of operation, financial data, sources of supply, know-how, pricing information, records, books, agreements, techniques, forms, procedures, systems, financial information or other trade secrets or confidential or proprietary information used in or relating to the Business (hereinafter referred to as the "Confidential Information"). Notwithstanding anything to the contrary contained in this Agreement, the restrictions on Executive's

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disclosure and use of the Confidential Information shall not apply to (i)
information, or techniques which are or become generally known to the public, other than through disclosure (whether deliberate or inadvertent) by Executive or (ii) disclosure of Confidential Information in judicial or administrative proceedings to the extent Executive is legally compelled to disclose such information, provided Executive shall have used his best efforts, and shall have afforded the Company the opportunity, to obtain an appropriate protective order or other assurance satisfactory to the Company or confidential treatment for the information required to be so disclosed.

              7.5 Executive hereby agrees that the periods of time, geographical scope and other limitations provided for in this Section 7 above are the minimum such terms necessary to protect the Company and its successors and assigns in the use and employment of the goodwill respecting the Business and the Company. Executive further agrees that damages cannot adequately compensate the Company in the event of Executive's breach of any of the covenants contained in this
Section 7. Accordingly, Executive agrees that in the event of a breach of any of such covenants, the Company shall be entitled to obtain injunctive relief against Executive, without bond but upon due notice, in addition to such other relief as may appertain at law or in equity. Obtainment of any such injunction by the Company shall not be deemed an election of remedies or a waiver of any right to assert any other remedies the Company may have at law or in equity. The existence of any claim or cause of action of Executive against the Company, of whatever nature, shall not constitute a defense to the Company's enforcement of such restrictive covenants. To the extent any of such restrictive covenants are deemed unenforceable by virtue of their scope in terms of geographical area, length of time or otherwise, but may be made enforceable by limitations hereon, Executive agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought. The parties hereto hereby authorize any court of competent jurisdiction to modify or reduce the scope of the restrictive covenants to the extent necessary to make such restrictive covenants enforceable.

              7.6 Executive and the Company agree to indemnify, defend, and hold the other harmless from and against any and all loss, cost, damages, liability and expense (including, without limitation, reasonable attorneys' fees, court costs and reasonable litigation expenses) which the other shall suffer, sustain or incur as a result of, arising from or in connection with any breach of the terms of this Agreement by the indemnifying party hereunder.

8.         Miscellaneous Provisions.

              8.1 Severability. If any provision of this Agreement is deemed by any court of competent jurisdiction to be invalid or unenforceable for any reason, the remaining terms and provisions hereof shall remain binding upon the parties.

              8.2 Notices. All notices and other communications required or permitted hereunder shall be in writing; shall be delivered personally, including by means of telecopy, or mailed by registered or certified mail, postage prepaid and return receipt requested; shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and shall be delivered or mailed to the addresses or telecopy numbers set forth below or to such other address as any party may from time to time direct:

              If to the                     Regent Assisted Living, Inc.
              Company, to:                  121 S.W. Morrison Street, Suite 1000
                                            Portland, OR  97204
                                            Telecopy: (503) 274-4685
                                            Attention: President

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              Copy to:                      Regent Assisted Living, Inc.
                                            121 S.W. Morrison Street, Suite 1000
                                            Portland, OR  97204
                                            Telecopy: (503) 274-4685
                                            Attention: Chief Legal Officer

              If to                         Dale J. Zulauf
              Executive,
              to:                           --------------------
                                            --------------------

              8.3 Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. The rights and obligations of Executive hereunder are personal to him and are not subject to voluntary or involuntary alienation or transfer by him.

              8.4 Waiver; Amendment. The provisions of this Agreement may be waived or amended only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

              8.5 Attorneys' Fees. If suit or action is filed by either party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court.

              8.6 Headings. The section headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement.

              8.7 Entire Agreement. This Agreement sets for the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, understandings or written agreements among the parties hereto relating to the subject matter contained herein, and merges all prior and contemporaneous discussions among them. Without limiting the foregoing, the parties agree that all prior written or oral agreements between Executive and the Company, or any predecessor or affiliate of the Company, regarding the terms of Executive's employment are terminated and superseded by this Agreement.

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              8.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oregon (except for its choice-of-law provisions).

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

       THE COMPANY:                              REGENT ASSISTED LIVING, INC.



                                                 By: /s/ Walter C. Bowen
                                                    ----------------------
                                                    Walter C. Bowen, President




       EXECUTIVE:                                    /s/ Dale J. Zulauf
                                                    ----------------------
                                                    Dale J. Zulauf










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